EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of April 1, 2009 (the "Effective Date") by and between New Dragon Asia Corp., a Florida corporation (the "Company") and Ling Wang, an individual ("Executive" and, together with the Company, the "Parties").

WITNESSTH

WHEREAS, the Company wishes to ensure that it will have the benefits of Executive's services on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to work for the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1. Employment, Acceptance and Term. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a term commencing on the Effective Date and, unless sooner terminated in accordance with Paragraph 5 of this Agreement, continuing until March 31, 2010 (the "Term").

2. Titles, Responsibilities and Reporting. During the Term, Executive shall serve as the Chief Financial Officer of the Company and devote her time and energy, attention, skills and ability to the business and affairs of the Company.

3. Compensation During the Term, the Company shall pay Executive share compensation of 2,000,000 shares of the Company, payable upon the signing date of this Agreement. The Executive hereby expressly acknowledges and agrees that the above-referred shares shall be the sole compensation to be provided by the Company to the Executive in consideration for the Executive's services for the Company.

4. Benefits During the Term, the Company shall promptly reimburse Executive for all out-of-pocket expenses actually incurred by her in connection with the performance of her duties hereunder.

5. Termination. Each party of this Agreement shall give the other party an advance notice of three months in order to terminate this Agreement. Upon any such termination, Executive shall return to the Company that number of shares equal to the number of months remaining in the Term (with any portion of a month being counted as a whole month) multiplied by One Hundred Sixty-Six Thousand Six Hundred Sixty-Six (166,666) or the cash value thereof based on the closing price of the Common Stock on the NYSE Amex on the trading day immediately preceding any such termination, together with any unexercised stock options that may have been granted to Executive during the Term.

6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the People's Republic of China.

Heng Jing Lu
Chairman

Ling Wang
Individual